Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement for Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-290935) and related prospectus of Maze Therapeutics, Inc. for the registration of 9,231,092 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2026 with respect to the financial statements of Maze Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
May 12, 2026